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                            COMMERCIAL LOAN AGREEMENT


         This Commercial Loan Agreement dated as of September 27, 1996 ("Agreement") is between THE SUMITOMO BANK OF CALIFORNIA ("Bank") and AB PLASTICS CORPORATION, a California corporation ("Borrower").

1.CREDIT FACILITIES, AMOUNT AND TERMS.

         Bank agrees to make available to Borrower the following line(s) of credit and/or credit accommodations (collectively, the "Loans") on the following terms, covenants and conditions:

1Line of Credit Amount.

(a)Accounts Receivable/Inventory Revolving Line of Credit. During the Availability Period, Bank will, on a revolving basis, make advances to Borrower, which may not at any time exceed, in the aggregate outstanding, the lesser of TEN MILLION AND NO/100 DOLLARS ($10,000,000.00) (the "Commitment") or the Borrowing Base. Borrower's obligation to repay advances under this revolving line of credit (the "Revolving Line of Credit") is evidenced by a promissory note, substantially in the form of Exhibit A attached hereto (the "Revolving Line Note").

(i)"Borrowing Base" shall mean the sum of (A) eighty-five percent (85%) of the net face amount of Borrower's Eligible Accounts, after deduction of such reserves as Bank deems necessary and proper in its good faith judgment, plus (B) fifty percent (50%) of Borrower's Eligible Inventory, after deduction of such reserves as Bank deems necessary and proper in its good faith judgment, plus (C) the Borrowing Base Supplemental Amount, but such advances combined shall not, at any time, exceed the Commitment.

(ii)"Borrowing Base Supplemental Amount" shall mean, from the Closing Date to October 30, 1996, an amount equal to $6,000,000, and thereafter, as of the last day of each month (commencing with October 31, 1996), an amount equal to the Borrowing Base Supplemental Amount in effect during such month minus $100,000.

(iii)"Accounts Receivable" shall mean open accounts arising in the ordinary course of Borrower's business from services performed or goods sold by Borrower.

(iv)"Account Debtor" shall mean the obligor on any Accounts Receivable.

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(v)"Eligible Accounts" shall mean Accounts Receivable, excluding the following:

(A)Accounts Receivable which remain uncollected more than 90 days from the date they are first invoiced.

(B)Accounts Receivable due from an Account Debtor which suspends business, suffers a business failure or the termination of its existence, or makes an assignment for the benefit of creditors, or as to which a dissolution, insolvency or bankruptcy proceeding has been commenced, or as to whose property a trustee, receiver or conservator has been appointed.

(C)Accounts Receivable due from an Account Debtor affiliated with Borrower, such as a stockholder, owner, parent, subsidiary, officer, director, agent or employee of Borrower.

(D)Accounts Receivable with respect to which payment is contingent or conditional.

(E)Accounts Receivable due from an Account Debtor who is not a resident or citizen of, located in, or subject to service of process in the United States of America.

(F)Accounts Receivable to the extent there is asserted thereagainst a defense, counterclaim, discount or setoff.

(G)Accounts Receivable due from an Account Debtor which is any national, federal, state, county or municipal government, including, without limitation, any instrumentality, division, agency, body or department thereof.

(H)Accounts Receivable commonly known as "bill and hold" or subject to any repurchase or return agreement, or which relate to goods on consignment or on approval or any similar arrangement.

(I)Accounts Receivable relating to an Account Debtor with respect to which twenty-five percent (25%) or more of the total Accounts Receivable owing by such Account Debtor are over 90 days delinquent.

(J)Accounts Receivable due from an Account Debtor (excluding Sony Corporation and its affiliates) which, in the aggregate, exceed twenty-five percent (25%) of the aggregate amount of all Eligible Accounts, but only to the extent of such excess.

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(K)Accounts Receivable due from Sony Corporation and its affiliates which, in the aggregate, exceed sixty percent (60%) of the aggregate amount of all Eligible Accounts.

(L)Accounts Receivable as to which Borrower is or may become liable to an Account Debtor for services rendered or sales made or for any other reason, except to the extent that such Accounts Receivable exceed the amount of such liability.

(M)Accounts Receivable which are not owned by Borrower or are not free of all liens, encumbrances, charges, rights or interests of any kind, except in favor of Bank.

(N)Accounts Receivable which are evidenced by chattel paper or an instrument of any kind.

(O)Accounts Receivable which are not evidenced by an invoice or other documentation in form reasonably acceptable to Bank.

(P)Accounts Receivable which are otherwise unacceptable to Bank in its reasonable judgment.

(vi)"Eligible Inventory" shall mean those items of Inventory consisting of raw materials, and finished goods which are in good condition and currently saleable in the ordinary course of Borrower's business and are not otherwise unacceptable to Bank in its reasonable discretion. Such Inventory shall not be subject to any other lien or claim, shall not have been consigned or sold to any person (nor have been purchased by Borrower) as part of any bulk sale unless there was compliance with all applicable bulk sale or transfer laws. Such Inventory shall be located at such locations as are acceptable to Bank and shall, at all times, be subject to and covered by, Bank's perfected security interest.

(vii)"Inventory" shall mean all inventory (as that term is defined in the Commercial Code of the State of California) wherever located, which is or may at any time be held for sale or lease, furnished under any contract of service or held as raw materials, work in process, supplies or materials used or consumed in Borrower's business or which are or might be used in connection with the manufacturing, shipping, advertising or selling or finishing of such goods, merchandise and other personal property and all documents of title or documents representing the same, and all such property, the sale or other disposition of which has given rise to Accounts Receivable and which has been returned to or repossessed or stopped in transit by Borrower.

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(b)Collection of Accounts Receivable. Borrower shall have the privilege, subject to revocation at the sole discretion of Bank, to collect, at Borrower's expense, the payments due on Accounts Receivable upon the express condition that all such collections shall be received by Borrower in trust for Bank. Upon demand by Bank, whether before or after an Event of Default, Borrower shall promptly deliver to Bank, at the location specified in this Agreement, in kind, all remittances received by Borrower on Accounts Receivable, or if sales are made for cash, the identical checks, cash, or other form of payment. The receipt of any check or other item of payment by Bank shall not be considered a payment in reduction of the Loan Balance until such check or other item of payment is honored and finally paid. At any time during the continuance of an Event of Default, Bank in its sole discretion may, but is not obligated to, notify any Account Debtor to make payment directly to Bank, and exercise any and all of Borrower's rights regarding the Account Receivable or the Account Debtor.

(c)Revolving Line. This is a revolving Line of Credit. During the Availability Period, Borrower may repay principal amounts and reborrow them.

(d)Minimum Advance. Each advance must be for at least fifty thousand dollars ($50,000), or for the amount of the remaining available Revolving Line of Credit, if less.

(e)Maximum Loan Balance. Borrower agrees not to permit the outstanding principal balance of the Revolving Line of Credit (such sum is the "Loan Balance") to exceed the lesser of the Commitment or the Borrowing Base.

2Availability Period. The period under which Borrower may draw on the Revolving Line of Credit ("Availability Period") is between the date of this Agreement and July 31, 2001 (the "Maturity Date"), provided, however, that Bank need not make any advances upon the occurrence or during the continuance of any Event of Default or any other event which, with the giving of notice or the passage of time (or both), would constitute an Event of Default.

3Interest Rate.

(a)Unless Borrower elects an Optional Interest Rate as described below, the interest rate is Bank's Prime Rate in effect from time to time plus one-half of one percent (.50%) per annum.

(b)The "Prime Rate" equals the rate of interest set from time to time by Bank at its head office in San Francisco, California as its Prime Rate. The Prime Rate is determined by Bank as a means of pricing credit extensions to some customers and

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is neither tied to any external rate of interest or index nor is it necessarily the lowest rate of interest charged by Bank at any given time for any particular class of customers or credit extensions. Any changes in the interest rate resulting from a change in the Prime Rate shall take effect without notice on the date specified at the time the Prime Rate is set.

(c)Optional Interest Rate. Instead of the interest rate based on Bank's Prime Rate, Borrower may elect to have all or portions of the Revolving Line of Credit (during the Availability Period) bear interest at the rate(s) described below (each an "Optional Interest Rate") during an interest period agreed to by Bank and Borrower (subject to the limitations set forth below). Each interest rate is a rate per annum. Interest will be paid monthly in arrears and shall be due on the first day of each month. At the end of any interest period, the interest rate will revert to the rate based on the Prime Rate, unless Borrower has designated another Optional Interest Rate for that portion.

(d)Offshore Rate/Rate Plus Disclosed Spread. Borrower may elect to have all or portions of the principal balance of the Revolving Line of Credit bear interest at the Offshore Rate plus two and three quarters percent (2.75%) per annum.

         Designation of an Offshore Rate portion is subject to the following requirements:

(i)The interest period during which the Offshore Rate will be in effect will be a period of thirty (30), sixty (60) or ninety (90) days as selected by Borrower with consent of Bank, provided that no interest period shall extend beyond the Maturity Date. The last day of the interest period will be determined by Bank using the practices of the offshore dollar inter-bank market.

(ii)Each Offshore Rate portion will be for an amount not less than one million dollars ($1,000,000.).

(iii)The "Offshore Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by Bank as of the first day of interest period.)

                                            Offshore Rate  =  Eurodollar Rate
                                                              ------------------
------
                                                             (1.00 - Reserve
Percentage)

                  Where,

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(A)"Eurodollar Rate" means the interest rate (rounded upward to the nearest
1/16th of one percent) at which Bank's Nassau Branch, Nassau, Bahamas, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank market.

(B)"Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in the Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(iv)Borrower may not elect an Offshore Rate with respect to any portion of the principal balance of the Revolving Line of Credit which is scheduled to be repaid before the last day of the applicable interest period.

(v)No portion of the principal balance of the Revolving Line of Credit already bearing interest at the Offshore Rate may be converted to a different rate during its interest period.

(vi)Each prepayment of an Offshore Rate option, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which

(A)the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds

(B)the interest which would have been recoverable by Bank by placing the amount prepaid on the deposit in the offshore dollar market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.

(vii)Bank will have no obligation to accept an election of an Offshore Rate portion if any of the following described events has occurred and is continuing:

(A)Dollar deposits in the principal amount, and for periods equal to the interest period, of an Offshore Rate portion are not available in the offshore Dollar interbank market; or

(B)the Offshore Rate does not accurately reflect the cost of an Offshore Rate portion.

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4Repayment Terms/Revolving Line of Credit.

(a)Borrower will pay interest in arrears commencing on November 1, 1996, and on the first day of each month thereafter until payment in full of all amounts outstanding under the Revolving Line of Credit.

(b)Borrower will repay in full, all principal, interest and other charges outstanding under the Revolving Line of Credit no later than the Maturity Date.


5Equipment Line. During the Equipment Line Availability Period, Borrower may request equipment loans (each an "Equipment Loan") from Bank under this equipment line of credit (the "Equipment Line") in an aggregate principal amount not to exceed, at any one time outstanding, TWO MILLION AND NO/100 DOLLARS ($2,000,000.00) (the "Equipment Line Commitment") . Borrower's obligation to repay advances under this Equipment Line is evidenced by a promissory note substantially in the form of Exhibit B attached hereto (the "Equipment Line Note"). Any advances made under the Equipment Line that are repaid may not be reborrowed.

(a)Equipment Line Availability Period. The period under which Borrower may draw on the Equipment Line (the "Equipment Line Availability Period") is between the date of this Agreement and July 31, 1997, provided that Bank need not make any Equipment Loan upon the occurrence and during the continuance of any Event of Default or any other event which, with the giving of notice or the passage of time (or both), would constitute and Event of Default.

(b)Interest Rate. During the Equipment Line Availability Period, each Equipment Loan outstanding under the Equipment Line will bear interest at a rate per annum equal to the Bank's Prime Rate in effect from time to time. Commencing August 1, 1997, each Equipment Loan outstanding under the Equipment Line will bear interest at a rate per annum equal to the Bank's Prime Rate in effect from time to time plus one quarter of one percent (.25%).

(c)Purpose/Advance Rates. Each Equipment Loan shall be used solely to purchase new capital equipment for use in Borrower's business and operations as currently conducted, or to reimburse Borrower for previous purchases of such capital equipment occurring between January 1, 1996 and the Closing Date; provided, however, that the aggregate principal amount of Equipment Loans made to finance the purchase of tenant improvements and refurbishments for Borrower's leased office space and office furniture shall not exceed $200,000. All equipment acquired with the proceeds of such Equipment Loan shall be free and clear of any security

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interests, liens, encumbrances or rights of others except the security interests of Bank under any security agreements required under this Agreement. Each request for an Equipment Loan shall be accompanied by a copy of the purchase order or invoice for the equipment to be purchased with the proceeds of the advance. The amount of each Equipment Loan shall not exceed eighty percent (80%) of the purchase price of such equipment.

(d)Repayment Terms.

(i)Borrower will pay interest monthly in arrears on the first day of each month commencing with the first day of the month following the month in which the first Equipment Loan is made, and then on the first day of each month thereafter until payment in full of all amounts outstanding under the Equipment Line.

(ii)The aggregate principal amount outstanding under the Equipment Line shall be repaid by Borrower in thirty-six (36) equal monthly payments, with the first such payment to be made on September 1, 1997 and then on the first day of each month thereafter, provided that the last such payment shall be made on July 31, 2000.

(e)Voluntary Repayment. Borrower may prepay all or any portion of the outstanding principal balance of the Equipment Line at any time. Any such prepayment will be applied first to interest charges and then to the most remote installments of principal due in respect of the Equipment Line.

2.FEES, EXPENSES AND DEPOSITS.

1Fees.

(a)Facility Fee. Borrower agrees to pay a Fifty Thousand Dollar ($50,000) facility fee due on the Closing Date.

(b)Unused Revolving Line of Credit Commitment Fee. Borrower agrees to pay a quarterly fee on any difference between the Revolving Line of Credit Commitment and the amount of credit it actually uses under the Revolving Line of Credit, determined by the weighted average Loan Balance maintained during the preceding calendar quarter. The fee will be calculated at .25% per year. This fee is due on January 1, 1997 and on the first day of each calendar quarter thereafter, with the last such payment due July 31, 2001 (which final payment shall be based upon the portion of the then current calendar quarter ending July 31).

(c)Unused Equipment Line Commitment Fee. Borrower agrees to pay a quarterly fee on any difference between the Equipment Line Commitment and the amount of

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credit it actually uses under the Equipment Line, determined by the weighted average of the aggregate outstanding principal balance of all Equipment Loans maintained during the preceding calendar quarter. The fee will be calculated at
 .25% per year. This fee is due on January 1, 1997 and on the first day of each calendar quarter thereafter, with the last such payment due August 1, 1997 (which final payment shall be based upon the portion of the then current calendar quarter ending July 31).

2Expenses.

(a)Borrower agrees to immediately repay Bank for reasonable, out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement, including filing, recording and search fees, appraisal fees, audit fees, title report fees and documentation fees. Such costs and expenses may include the allocated costs of Bank's in-house staffs, such as legal, appraisal and audit.

(b)Borrower agrees to reimburse Bank for any reasonable expenses it incurs in the negotiation and preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of Bank's in-house counsel.

(c)Borrower agrees to reimburse Bank for the reasonable cost of periodic audits and appraisals of the personal property collateral securing Borrower's obligations under the Loan Documents, at such intervals as Bank may reasonably require. The audits and appraisals may be performed by employees of Bank or by independent appraisers.

3.COLLATERAL.

1All Personal Property. Borrower's obligations to Bank under this Agreement are secured by, and Borrower hereby grants Bank a security interest in, all personal property Borrower now owns or will own in the future, including Borrower's Accounts Receivable, Inventory, equipment, general intangibles and other property described in Exhibit C attached hereto (collectively, the "Collateral"), and as is further described in a security agreement of even date herewith executed by Borrower in favor of Bank (the "Security Agreement").

2Stock of Borrower Supporting Guaranty. Borrower's obligations under the Loan Documents shall be guaranteed by AB Plastics Holding Corporation, a Delaware corporation ("AB Plastics Holding Corp."), pursuant to the terms of a guaranty (the "Guaranty") of even date herewith executed by AB Plastics Holding Corp. in favor of Bank. The obligations of AB Plastics Holding Corp. under the Guaranty will be


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secured by a pledge of 100% of the capital stock of Borrower held by AB Plastics
Holding Corp., in accordance with the terms of a stock pledge agreement ("Stock Pledge Agreement") of even date herewith executed by AB Plastics Holding Corp.
in favor of Bank.

4.DISBURSEMENTS, PAYMENTS AND COSTS.

1Request for Credit. Each request for an extension of credit will be made in writing in a manner reasonably acceptable to Bank, or by another means reasonably acceptable to Bank.

2Disbursements and Payments. Each disbursement by Bank and each payment by Borrower will be:

(a)made at Bank's branch (or other location) selected by Bank from time to time.

(b)made for the account of Bank's branch selected by Bank from time to time.

(c)made in immediately available funds, or such other type of funds selected by Bank.

(d)evidenced by records kept by Bank. In addition, Bank may, at its discretion, require Borrower to sign one or more promissory notes.

3Telephone Authorization.

(a)Bank may honor telephone instructions for advances or repayments or for the designation of Optional Interest Rates given by any officer of Borrower or a person or persons so authorized by any officer of Borrower.

(b)Advances will be deposited in, and repayments will be withdrawn from, Borrower's account number 05815113070 (the "Account"), or such other account(s) with Bank as designated in writing by Borrower.

(c)Bank will provide written confirmation to Borrower of transactions made based on telephone instructions. Borrower agrees to notify Bank promptly of any discrepancy between the confirmation and telephone instructions. If there is a discrepancy and Bank has already acted on the telephone instructions, the telephone instructions will prevail over the written confirmation.

(d)Borrower indemnifies and holds harmless Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting


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from compliance with telephone instructions it reasonably believes are made by an officer of Borrower or a person authorized by an officer of Borrower. This indemnity and agreement to hold harmless will survive this Agreement's termination.

4Direct Debit.

(a)Borrower agrees that interest and principal payments and any fees will be deducted automatically on the due date from the Account.

(b)Bank will debit the Account on the dates the payments become due. If a due date does not fall on a Banking Day, Bank will debit the Account on the first Banking Day following the due date.

(c)Borrower will maintain sufficient funds in the Account on the dates Bank enters debits authorized by this Agreement. If there are insufficient funds in the Account on the date Bank enters any debit authorized by this Agreement Borrower shall immediately pay such shortfall to Bank.

5Banking Days. Unless otherwise provided in this Agreement, a "Banking Day" is a day other than a Saturday or a Sunday, on which Bank is open for business in California. For amounts bearing interest at an Offshore Rate (if any), a Banking Day is a day other than a Saturday or a Sunday on which Bank is open for business in California and dealing in offshore dollars. All payments and disbursements which would be due on a day which is not a Banking Day will be due on the next Banking Day. All payments received on a day which is not a Banking Day will be applied to the Revolving Line of Credit or the Equipment Line (as applicable) on the next Banking Day.

6Taxes. Borrower will not deduct any taxes from any payments made to Bank. If any government authority imposes any taxes or charges on any payments made by the Borrower (other than taxes based on Bank's income), Borrower will pay the taxes or charges. Upon request by Bank, Borrower will confirm that it has paid the taxes by giving Bank official tax receipts (or notarized copies) within 30 days after the due date.

7Additional Costs. Borrower will pay Bank, on demand, for Bank's costs or losses arising from the adoption or amendment of any statute or regulation subsequent to the date hereof, or any request or requirement of a regulatory agency which is applicable to Bank. The costs and losses will be allocated to the loans in a manner determined by Bank, using any reasonable method. The costs include the following:


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(a)any reserve or deposit requirements; and

(b)any capital requirements relating to Bank's assets and commitments for credit.

8Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

9Interest on Late Payments. At Bank's sole option in each instance, any amount not paid when due under this Agreement (including interest) shall bear interest from the due date until paid at the Default Rate described below. This may result in compounding of interest.

10Default Rate. Upon the occurrence and during the continuance of any Event of Default, at Bank's sole option Borrower shall pay interest on the outstanding principal and interest at the Bank's Prime Rate plus two and one-half percent (2.50%) (the "Default Rate"). This will not constitute a waiver of any Event of Default.

11Overdrafts. At Bank's sole option in each instance, Bank may make advances under this Agreement to prevent or cover an overdraft on any account of Borrower with Bank. Each such advance will accrue interest from the date of the advance or the date on which the account is overdrawn, whichever occurs first, at the interest rate described in this Agreement.

12Overadvances. If at any time the Loan Balance exceeds the lesser of the Commitment or the Borrowing Base, at Bank's option the amount over-advanced shall be immediately due and payable on demand. If at any time the aggregate outstanding principal balance of the Equipment Line exceeds the Equipment Line Commitment, at Bank's option the amount over-advanced shall be immediately due and payable on demand.

5.CONDITIONS.

1Initial Advance. Bank must have received the following items, in form and content acceptable to Bank, before it is required to extend any credit to Borrower under this Agreement:

(a)Authorizations. Evidence that the execution, delivery and performance by Borrower and each guarantor or subordinating creditor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

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(b)Notes.  The fully executed Revolving Line Note and Equipment Line Note.

(c)Security Agreements. Signed original Security Agreement and such other security agreements and financing statements which Bank requires. Borrower shall also have delivered to Bank all such Collateral in which Bank requires a possessory security interest.

(d)Evidence of Priority. Evidence that security interests and liens in favor of Bank are valid, enforceable and prior to all other rights and interests, except those Bank consents to in writing.

(e)Landlord's/Mortgagee Waivers. For any personal property Collateral located on real property which is subject to a mortgage or deed of trust or which is not owned by the Borrower, a Landlord's and/or Mortgagee's Waiver from the owner/lessor of the real property and the holder of any mortgage or deed of trust.

(f)Insurance. Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

(g)Environmental Questionnaire. A completed Bank form Environmental Questionnaire and Disclosure Statement, together with an environmental site assessment concerning any potential toxic or hazardous condition.

(h)Guaranty and Stock Pledge Agreement. The Guaranty and the Stock Pledge Agreement signed by AB Plastics Holding Corp.

(i)Subordination Agreement. Subordination Agreement ("Subordination Agreement") of even date herewith in favor of Bank signed by Sirrom Investments, Inc., a Tennessee corporation ("Sirrom"). The Subordination Agreement pertains to the obligations of Borrower and AB Plastics Corp. to Sirrom (the "Subordinate Debt Obligations") arising under a Loan Agreement of even date herewith by and among Borrower, AB Plastics Holding Corp. and Sirrom, and the other "Loan Documents" described therein (collectively, the "Subordinate Debt Documents").

(j)Legal Opinion. A written opinion from Borrower's legal counsel, covering such matters as Bank may require. The legal counsel and the terms of the opinion must be acceptable to Bank.

(k)Good Standing. Certificates of good standing for Borrower from its state of incorporation and from any other state in which Borrower is required to qualify to conduct its business.


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(l)Accounts. The Account shall have been opened, and Borrower shall have established with Bank all of Borrower's primary operating and business accounts.

(m)Solvency Certificate. A Solvency Certificate, in form and substance satisfactory to Bank, signed by Borrower's chief financial officer.

(n)Consummation of Acquisition. The Stock Purchase Agreement dated as of July 11, 1996 by and between the prior stockholders of Borrower, as seller, and AB Plastics Corp., as buyer, and all other instruments, documents and agreements to be executed in connection therewith (collectively, the "Purchase Documents"), shall have been fully executed and delivered, and all conditions to the consummation of the transactions contemplated thereby necessary to complete such transaction (other than funding under this Agreement) shall have been satisfied or waived with Bank's consent.

(o)Sources and Uses of Funds Certificate. A certificate executed by the chief executive officer and chief financial officer of Borrower, setting forth in reasonable detail the sources and uses of funds in the transactions contemplated herein and in the Subordinate Debt Documents, including without limitation consummation of the transactions contemplated by the Purchase Documents.

(p)Pay Proceeds Letter. A letter executed by Borrower directing Bank to disburse approximately $4,478,950.50 under the Revolving Line of Credit directly to Manufacturers Bank, to repay certain existing indebtedness of Borrower.

(q)Stock Certificates. The stock certificate(s) evidencing the shares of Borrower's capital stock pledged to Bank pursuant to the Stock Pledge Agreement, together with a duly endorsed stock power for each such certificate (endorsed in blank), with the signature thereto guaranteed by a commercial bank, a trust company or a member firm of any registered national securities exchange.

(r)Other Required Documentation. Such other documents, instruments and agreements as Bank may reasonable require, including the UCC-2 financing statement termination previously provided to Borrower by Bank.

                  The date on which all of the foregoing conditions have been satisfied is the "Closing Date." As used in this Agreement, "Loan Documents" shall mean, collectively, this Agreement, the Revolving Line Note, the Equipment Line Note, the Security Agreement, the Guaranty, the Stock Pledge Agreement, the Subordination Agreement and any other certificates, documents or agreements of any type or nature heretofore or hereafter executed or delivered by Borrower, AB Plastics Holding Corp. and/or any other party to Bank in any way relating to or in the furtherance of this Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated or extended.

2Conditions to Each Advance. Before each extension of credit, including the first:

(a)With respect to advances under the Revolving Line of Credit, a Borrowing Base Certificate signed by Borrower and delivered to Bank.

(b)An invoice detailing the items being purchased with the proceeds of each advance.

(c)Bank's most recent audit of Borrower's records must be satisfactory to Bank in its reasonable discretion.

(d)The Representations and Warranties hereunder must be true and correct in all material respects.

(e)Any other items that Bank reasonably requires.

6.REPRESENTATIONS AND WARRANTIES.

         When Borrower signs this Agreement, and until Bank is repaid in full, Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation.

1Organization of Borrower. Borrower and AB Plastics Holding Corp. are each a corporation duly formed and validly existing under the laws of the state where organized.

2Authorization. This Agreement, and any instrument or agreement required hereunder, are within Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

3Enforceable Agreement. This Agreement and the other Loan Documents are legal, valid and binding agreements of Borrower or AB Plastics Holding Corp., as applicable, enforceable against Borrower and AB Plastics Holding Corp., as applicable, in accordance with their terms, and any instrument or agreement required hereunder or thereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable, except in each case as may be limited by bankruptcy, insolvency and other laws affecting creditors' rights generally, and subject to judicial discretion in the award of equitable remedies.

4Good Standing. In each state in which Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

5No Conflicts. The Loan Documents do not conflict with any law, agreement, or obligation by which Borrower or AB Plastics Holding Corp. is bound.

6Financial Information. All financial and other information that has been or will be supplied to Bank, including Borrower's financial statement dated as of April 30, 1996, is:

(a)sufficiently complete to give Bank accurate knowledge of Borrower's financial condition;

(b)in form and content required by Bank; and

(c)in compliance with all government regulations that apply.

                  Since the date of the financial statements specified above, there has been no material adverse change in the assets or the financial condition of Borrower.

7Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against Borrower except as disclosed on Schedule 6.7 attached hereto.

8Collateral. All Collateral required in this Agreement is owned by the grantor of the security interest, free of any title defects or any liens or interests of others except as disclosed on Schedule 6.8 attached hereto, (collectively , the "Permitted Encumbrances").

9Permits, Franchises. Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged without conflict with the rights of others.

10Other Obligations. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

11Income Tax Returns. Borrower has filed all required tax returns and has no knowledge of any pending assessments or adjustments of its income tax for any year.

12No Event of Default. No event has occurred which is, or with notice or lapse of time or both would be, an Event of Default under this Agreement.

13ERISA Plans.

(a)Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

(b)No reportable event has occurred under Section 4043(b) of ERISA for which the PBGC requires 30 day notice.

(c)No action by Borrower to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

(d)No proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

(e)The following terms have the meanings indicated for purposes of this
Agreement:

(i)"Code" means the Internal Revenue Code of 1986, as amended from time to time.

(ii)"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

(iii)"PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

(iv)"Plan" means any employee pension benefit plan maintained or contributed to by Borrower and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

7.COVENANTS.

                  Borrower agrees, so long as credit is available under this Agreement and until Bank is repaid in full:

1Use of Proceeds. To use the proceeds of the Revolving Line of Credit only for repayment of existing debt owed by Borrower, working capital purposes, payment of up to $1,000,000 to the sellers under the Purchase Documents, and payment of certain costs (not to exceed $1,000,000) associated with the transactions contemplated by the Purchase Documents.

2Financial Information. To provide the following financial information and statements and such additional information as requested by Bank from time to time:

(a)Within 120 days of Borrower's fiscal year end, Borrower's annual financial statements. These financial statements must be audited (with an unqualified opinion) by a Certified Public Accountant ("CPA") reasonably acceptable to Bank. The statements shall be prepared on an unconsolidated basis.

(b)Within 30 days of the period's end, Borrower's monthly financial statements (including a balance sheet, income statement and statement of cash flows). These financial statements may be Borrower prepared. The statements shall be prepared on an unconsolidated basis, and shall reflect the results for the month just ended as well as the results from the beginning of the current fiscal year through the month just ended.

(c)Within 15 days of period end, a monthly detailed aging of Borrower's accounts receivable and accounts payable, a detailed analysis of Borrower's Inventory and a Borrowing Base Certificate.

(d)Within 60 days after the start of each of Borrower's fiscal years, a 2-year operating plan covering the current fiscal year and the next fiscal year. Such plan will detail, on a monthly basis for the then current fiscal year and annually for the subsequent fiscal year, Borrower's best estimate of revenues, expenses and balance sheet categories, and will be presented in the customary form of balance sheets and income statements.

3Quick Ratio. To maintain on an unconsolidated basis as of the last day of each month, a ratio of quick assets to current liabilities (exclusive of amounts outstanding under the Revolving Line of Credit) of at least 1.0:1.0.

                  "Quick Assets" means cash, short-term cash investments, net trade receivables and marketable securities not classified as long-term investments.

4Tangible Net Worth. To maintain on an unconsolidated basis as of the last day of each month, Tangible Net Worth equal to at least the sum of the following:

(a)$5,000,000;

(b)the sum of 50% of the cumulative net income after income taxes earned after October 31, 1996;

(c)the net proceeds from any equity securities issued after the date of the Agreement; and

(d)any increase in stockholders' equity resulting from the conversion of debt securities to equity securities after the date of this Agreement.

                  "Tangible Net Worth" means the gross book value of Borrower's assets (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, deferred marketing expenses, and other like intangibles), plus debt subordinated to Bank in a manner acceptable to Bank, less total liabilities, including, without limitation, accrued and deferred income taxes, and any reserves against assets.

5Total Liabilities to Tangible Net Worth. To maintain on an unconsolidated basis as of the last day of each month, a ratio of Total Liabilities not subordinated to Tangible Net Worth not exceeding the amounts indicated for each period specified below:

                   Period                                 Ratio
                   ------                                 -----
             prior to 10/31/96                         3.00 : 1.00
             10/31/96 - 9/30/97                        2.25 : 1.00
             10/31/97 - Maturity Date                  2.00 : 1.00

                  "Total Liabilities not subordinated" means the sum of current liabilities plus long term liabilities, excluding debt subordinated to Borrower's obligations to Bank in a manner acceptable to Bank.

6Fixed Charge Coverage Ratio. To maintain on an unconsolidated basis as of the last day of each month a ratio of EBITDA to Fixed Charges of at least the amounts indicated for each period specified below:

                   Period                                 Ratio
                   ------                                 -----
             11/1/96 - 10/31/98                        1.10 : 1.00
             11/1/98 - Maturity Date                   1.25 : 1.00

                  "EBITDA" means, for any period, (a) net income for that period, plus (b) interest expense for that period, plus (c) provision for income tax expense for that period, plus (d) depreciation and depletion expense for that period, plus (e) amortization expense for that period.

                  "Fixed Charges" means, for any period, (a) interest expense for that period, plus (b) capital expenditures (net of new purchase money financing) during such period, plus (c) income taxes paid for such period, plus
(d) the current portion of long-term debt paid during such period.

                  During the 1997 fiscal year, the ratio of EBITDA to Fixed Charges will be calculated at the end of each month using fiscal year-to-date results on an annualized basis. Thereafter, this ratio will be calculated at the end of each month, using the results of that month and each of the 11 immediately preceding months. For any month, the current portion of long term debt will be measured as of the date of calculation.

7Profitability. To maintain on an unconsolidated basis a positive net income before taxes and extraordinary items and a positive net income after taxes and extraordinary items as of the end of each of Borrower's fiscal years. In addition, Borrower shall not experience, on an unconsolidated basis, a negative net income (either before or after taxes and extraordinary items) in each of any two (2) consecutive fiscal quarters.

8Other Debts. Not to have outstanding or incur any direct or contingent debts or lease obligations (other than those to Bank), or become liable for the debts of others without Bank's written consent. This does not prohibit:

(a)Acquiring goods, supplies, or merchandise on normal trade credit.

(b)Endorsing negotiable instruments received in the usual course of business.

(c)Debts in existence on the date of this Agreement disclosed in writing to Bank prior to the date of this Agreement in Borrower's financial statement dated April 30, 1996.

(d)Additional debts and lease obligations for the acquisition of fixed or capital assets, to the extent permitted elsewhere in this Agreement.

(e)Subject to the terms of the Subordination Agreement, the Subordinate Debt.

9Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on property Borrower now or later owns, except:

(a)Liens or security interests in favor of Bank.

(b)Liens for taxes not yet due, which are being contested in good faith by appropriate proceedings (so long as Borrower has established and maintains adequate reserves for the payment of the same and by reason of which nonpayment and contest no material item or portion of Borrower's property is in jeopardy of being seized, levied upon or forfeited).

(c)The Permitted Encumbrances outstanding on the date of this Agreement.

(d)Additional purchase money security interests in fixed assets acquired after the date of this Agreement.

(e)Liens or security interests granted to Sirrom to secure the Subordinate Debt, which liens or security interests (and the Subordinate Debt) shall be subordinate to the liens and security interest in favor of Bank and to Borrower's obligations to Bank, all in accordance with the terms of the Subordination Agreement.

10Leases. Not to permit the aggregate payments due in any fiscal year under all leases (including capital and operating leases for real or personal property) to exceed one million dollars ($1,000,000).

11Dividends/Distributions. Not to declare or pay any dividends or distributions on any of its shares and not to purchase, redeem or otherwise acquire for value any of its shares, or create any sinking fund in relation thereto.

12Loans to Officers. Not to make any loans, advances or other extensions of credit to any of Borrower's executives, officers, directors, shareholders or employees (or any relatives of any of the foregoing) which, together with all other such loans, advances and other extensions of credit, exceed $100,000 at any time outstanding.

13Change of Ownership. Not to cause, permit, or suffer any change, direct or indirect, in Borrower's ownership in excess of 50%.

14Notices to Bank.  To promptly notify Bank in writing of:

(a)any lawsuit over five hundred thousand dollars ($500,000) against Borrower or AB Plastics Holding Corp.;

(b)any substantial dispute between Borrower or AB Plastics Holding Corp. and any government authority;

(c)any failure to comply with this Agreement;

(d)any material adverse change in Borrower's or AB Plastics Holding Corp. financial condition or operations;

(e)any change in Borrower's name, address, or legal structure; and

(f)the occurrence of any Event of Default.

15Books and Records.  To maintain adequate books and records.

16Audits. To allow Bank and its agents to inspect Borrower's properties and examine, audit and make copies of books and records at any reasonable time upon reasonable prior notice. If any of Borrower's properties, books or records are in the possession of a third party, Borrower authorizes that third party to permit Bank or its agents to have access to perform inspections or audits and to respond to Bank's requests for information concerning such properties, books and records.

17Compliance with Laws. To comply with the laws, regulations, and orders of any government body with authority over Borrower's business (including any fictitious name statute and all statutes regarding the processing, manufacture, storage, transportation, sale or use of hazardous or toxic materials).

18Preservation of Rights. To maintain and preserve all rights, privileges, and franchises Borrower now has which are necessary to carry on Borrower's business.

19Maintenance of Properties. To make any repairs, renewals, or replacements to keep Borrower's properties in good working condition (reasonable wear and tear excepted).

20Perfection of Liens. To help Bank perfect and protect its security interests and liens, and reimburse the Bank for related costs incurred to protect its security interests and liens.

21Cooperation. To take any action reasonably requested by Bank to carry out the intent of this Agreement.

22Insurance.

(a)Insurance Covering Collateral. To maintain all risk property damage insurance policies covering the tangible property comprising the Collateral. Each insurance policy must be for the full replacement cost of the Collateral and include a replacement cost endorsement. The insurance must be issued by an insurance company reasonably acceptable to Bank and must include a lender's loss payable endorsement in favor of Bank in a form acceptable to Bank.

(b)General Business Insurance. To maintain insurance as is usual for the business it is in.

(c)Evidence of Insurance. Upon the request of Bank, to deliver to Bank a copy of each insurance policy, or, if permitted by Bank, a certificate of insurance listing all insurance in force.

23Operating/Business Accounts. Establish and maintain with Bank all of Borrower's operating and business accounts and all other banking services associated with the operation of Borrower's business, including without limitation any demand deposit accounts.

24Additional Negative Covenants.  Not to, without Bank's prior written consent:

(a)engage in any business activities substantially different from Borrower's present business.

(b)liquidate or dissolve Borrower's business.

(c)enter into any consolidation, merger, pool, joint venture, syndicate or other combination which involves a business activity unrelated to Borrower's business activity (as presently conducted), or after which Borrower is not the surviving legal entity.

(d)sell, lease or dispose of all or (in Bank's reasonable opinion) a substantial part of Borrower's business or Borrower's assets.

(e)acquire or purchase a business or its assets (provided that Bank will not unreasonably withhold or delay its consent to any such transaction).

(f)sell or otherwise dispose of any assets for less than fair market value, or enter into any sale and leaseback agreement covering any of its fixed or capital assets.

(g)voluntarily suspend its business for more than five days in any seven day period, other than a routine shutdown, not to exceed fourteen (14) consecutive days, consistent with past practice.

(h)enter into any transaction with AB Plastics Holding Corp. or any other affiliate of Borrower on terms less favorable than those available to Borrower from other persons or entities in the ordinary course of such persons' and entities' business.

25No Consumer Purpose. Not to use any loans or advances hereunder for personal, family or household purposes.

26ERISA Plans.  To give prompt written notice to Bank of:

(a)The occurrence of any reportable event under Section 4043(b) of ERISA for which the PBGC requires 30 day notice.

(b)Any action by Borrower to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA.

(c)Any notice of noncompliance made with respect to a Plan under Section 4041(b) of ERISA.

(d)The commencement of any proceeding with respect to a Plan under Section 4042 of ERISA.

27Appointment of Bank as Attorney in Fact. Until all the obligations of Borrower to Bank have been paid in full, Borrower irrevocably appoints Bank as its attorney in fact and authorizes and empowers it to:

(a)Endorse and affix Borrower's name to or upon any check, draft, note, instrument or other writing relating to the collection of Accounts Receivable, or relating to any other Collateral, or upon any check or other instrument given in payment thereof, or upon any omitted assignment, notification of assignment, demand or auditor's verification relating to Collateral and upon all other instruments and writings required to assert and protect Bank's rights in the Collateral.

(b)Upon the occurrence and during the continuance of an Event of Default, receive, open and dispose of all mail addressed to Borrower and notify the Post Office authorities to change the address for the delivery of mail addressed to Borrower to such address as Bank may designate. These powers, being coupled with an interest, are irrevocable while Borrower's obligations to Bank remain unpaid.

8.DEFAULT.

1Events of Default. The occurrence of any one or more of the following events shall constitute an "Event of Default":

(a)Failure to Pay. Borrower fails to make a payment under this Agreement when due.

(b)Non-Compliance. Borrower or any other party (other than Bank) fails to meet the conditions of, or fails to perform any obligation under:

(i)this Agreement,

(ii)any other Loan Document, or

(iii)any other agreement Borrower has with Bank or any affiliate of Bank;

         which in any case is not cured within ten (10) days after the occurrence thereof, provided that if such failure cannot be cured with ten days but Borrower has commenced within such 10-day period to cure such failure and is otherwise diligently pursuing such cure, then Borrower shall have such additional time as is reasonably necessary to effect such cure, but in no event more than twenty (20) days beyond the initial 10-day cure period. The foregoing notwithstanding, in the event any other Loan Document specifically sets forth events which constitute a "Default" or "Event of Default" thereunder, then the occurrence of any such "Default" or "Event of Default" shall constitute an Event of Default hereunder and the foregoing cure period shall not apply thereto.

(c)Other Defaults. Any default occurs under the Subordinate Debt Documents or any other agreement in connection with any credit Borrower or AB Plastics Holding Corp. has obtained from any other creditor(s) or which Borrower or AB Plastics Holding Corp. has guaranteed if the default consists of failing to make a payment when due or gives the other creditor(s) the right to accelerate any obligations in an aggregate amount in excess of five hundred thousand dollars ($500,000).

(d)Lien Priority. Bank fails to have an enforceable first lien (except for any liens to which Bank has consented in writing) on or security interest in any Collateral (other than "Emission Rights," as defined in the Security Agreement).

(e)False Information. Any representation or warranty under this Agreement or any agreement, instrument or certificate executed pursuant to this Agreement or in connection with any transaction contemplated hereby shall prove to have been false or misleading in any material respect when made or when deemed to have been made.

(f)Bankruptcy. Borrower or AB Plastics Holding Corp. files a bankruptcy petition, a bankruptcy petition is filed against Borrower or AB Plastics Holding Corp., or Borrower or AB Plastics Holding Corp. makes a general assignment for the benefit of creditors. The default will be deemed cured if any bankruptcy petition filed against Borrower or AB Plastics Holding Corp. is dismissed within a period of sixty (60) days after the filing; provided, however, that Bank will not be obligated to extend any additional credit to Borrower during any bankruptcy period.

(g)Receivers. Borrower's or AB Plastics Holding Corp.'s business is terminated, or a receiver or similar official is appointed for Borrower's or AB Plastics Holding Corp.'s business and, in the event such appointment is the result of an involuntary action or proceeding, such appointment is not terminated, dismissed or discharged within sixty (60) days.

(h)Lawsuits. Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against Borrower or AB Plastics Holding Corp. in an aggregate amount of five hundred thousand dollars ($500,000) or more in excess of any insurance coverage, and such lawsuit or lawsuits are not dismissed or fully bonded within ten (10) calendar days after service of process upon Borrower or AB Plastics Holding Corp. (as applicable).

(i)Judgments. Any judgments or arbitration awards in an aggregate amount in excess of five hundred thousand dollars ($500,000) are entered against Borrower or AB Plastics Holding Corp. and, absent procurement of a stay of execution, such judgment or award remains unbonded or unsatisfied for ten (10) calendar days after the date of entry; or Borrower or AB Plastics Holding Corp. enters into any settlement agreement with respect to any litigation or arbitration, in an aggregate amount of five hundred thousand dollars ($500,000) or more in excess of any insurance coverage.

(j)Government Action. Any government authority takes action that Bank believes adversely affects Borrower's or AB Plastics Holding Corp.'s financial condition or ability to repay.

(k)Default under Guaranty or Subordination Agreement. The Guaranty, the Stock Pledge Agreement, the Subordination Agreement, or any other security agreement, deed of trust, or other document required by this Agreement is revoked or no longer in effect.

(l)Material Adverse Change. A material adverse change occurs in Borrower's or AB Plastics Holding Corp.'s financial condition, properties or prospects, or ability to repay the obligations hereunder.

(m)ERISA Plans. The occurrence of a reportable event with respect to a Plan which is, in the reasonable judgment of Bank, likely to result in the termination of such Plan for purposes of Title IV of ERISA, or could reasonably be expected, in the reasonable judgment of Bank, to subject Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, would exceed $500,000.

2Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank shall have all of the following rights and remedies:

(a)All obligations and indebtedness hereunder may, at the option of Bank and without demand, notice, or legal process of any kind, be declared, and immediately shall become, due and payable;

(b)The Loans shall bear interest at the Default Rate;

(c)All of the rights and remedies of a secured party under the California Commercial Code or other applicable law, all of which rights and remedies shall be cumulative, and not exclusive, to the extent permitted by law, in addition to any other rights and remedies contained in this Agreement or in any of the documents or agreements executed in connection herewith or which Bank may otherwise have under any applicable law or in equity;

(d)The right to (i) peacefully enter upon the premises of Borrower or any other place or places where the Collateral is located, without any obligation to pay rent to Borrower or any other person, through self-help and without judicial process or first obtaining a final judgment or giving Borrower notice and opportunity for a hearing on the validity of Bank's claim, and remove the Collateral from such premises and places to the premises of Bank or any agent of Bank, for such time as Bank may require to collect or liquidate the Collateral, and/or (ii) require Borrower to assemble and deliver the Collateral to Bank at a place to be designated by Bank;

(e)The right to (i) open Borrower's mail and collect any and all amounts due from Account Debtors or direct that Borrower's mail be diverted to a post office box or other location as determined by Bank, (ii) notify Account Debtors that the Accounts Receivable have been assigned to Bank and that Bank has a security interest therein and (iii) direct such Account Debtors to make all payments due from them upon the Accounts Receivable, directly to Bank or to a lock box designated by Bank. Bank shall promptly furnish Borrower with a copy of any such notice sent and Borrower hereby agrees that any such notice in Bank's sole discretion, may be sent on Bank's stationery, in which event, Borrower shall, upon demand, co-sign such notice with Bank; and

                     The right to sell, lease or to otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, in lots or in bulk, for cash or on credit, all as Bank, in its sole discretion, may deem advisable. At any such sale or sales of the Collateral, the Collateral need not be in view of those present and attending the sale, nor at the same location at which the sale is being conducted. Bank shall have the right to conduct such sales on Borrower's premises or elsewhere and shall have the right to use Borrower's premises without charge for such sales for such time or times as Bank may see fit. Bank is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Bank's benefit but Bank shall have no obligations thereunder. Bank may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may setoff the amount of such price against amounts due under this Agreement. The proceeds realized from the sale of any Collateral shall be applied first to the costs and expenses, including reasonable attorneys' fees, incurred by Bank for collection and for acquisition, completion, protection, removal, storage, sale and delivery of the Collateral; second to interest due upon the Loans; and third to the principal of the Loans. Bank shall account to Borrower for any surplus. If any deficiency shall arise, Borrower shall remain liable to Bank therefor.

3Costs and Expenses. Bank shall be entitled to recover all costs, expenses, and attorneys' fees (including any allocated costs of in-house counsel) in connection with the administering or enforcing of this Agreement following the occurrence and during the continuance of any Event of Default, whether or not an action is filed.

9.MISCELLANEOUS.

1GAAP. Except as otherwise stated in this Agreement, all financial information provided to Bank and all financial covenants will be made under generally accepted accounting principles consistently applied.

2California Law.  This Agreement is governed by California law.

3Successors and Assigns. This Agreement is binding on Borrower's and Bank's successors and assignees. Borrower agrees that it may not assign this Agreement without Bank's prior written consent. Bank may sell participations in or assign these loans, or any portion thereof, and may exchange financial information about Borrower with actual or potential participants or assignees. If a participation is sold or any portion of the loans is assigned, the purchaser will have the right of set-off against Borrower.

4Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. No failure on the part of Bank to exercise, and no delay in exercising, any right, power, or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise thereof or the exercise of any other right. Any consent or waiver under this Agreement must be in writing. If Bank waives a default, it may enforce a later default.

5Costs and Expenses. In addition to the recovery of costs and expenses upon an occurrence of an Event of Default, if Bank incurs any reasonable out-of-pocket expenses in connection with the preparation, administering or enforcing of this Agreement, Borrower shall pay Bank all such costs and reasonable attorneys' fees, including any allocated costs of Bank's in-house staffs, such as legal, appraisal and audit.

6Multiple Borrowers. If two or more borrowers sign this Agreement, each will be individually obligated to repay Bank in full, and all will be obligated together.

7Individual Liability. If this Agreement is signed by a sole proprietor or general partner, Bank may proceed against that person's business and non-business property in enforcing this and other agreements relating to the obligations hereunder.

8Entire Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a)represent the sum of the understandings and agreements between Bank and Borrower concerning this credit; and

(b)replace any prior oral or written agreements between Bank and Borrower concerning this credit; and

(c)are intended by Bank and Borrower as the final, complete and exclusive statement of the terms agreed to by them.

                  In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

9Notices. Except as otherwise provided herein, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as Bank and Borrower may specify from time to time in writing.

10Headings; Construction. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement. As used in this Agreement and the other Loan Documents, the term "include(s)" means "include(s), without limitation," and the term "including" means "including, but not limited to."

11Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

12Further Assurances. Borrower shall, at its expense and without expense to Bank, do, execute and deliver such further acts and documents as Bank from time to time reasonably requires for the assuring to Bank the rights created or intended to be created by this Agreement, the perfection or priority of Bank's liens and security interests, and for carrying out the intention or facilitating the performance of the terms of this Agreement or any document executed in connection with this Agreement.

13Hazardous Waste Indemnification. Borrower will indemnify and hold harmless Bank from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance by Borrower (or its agents, or subtenants) or on or emanating from Borrower's premises. This indemnity will apply whether the hazardous substance is on, under or about Borrower's property or operations or property leased to Borrower. The indemnity includes but is not limited to reasonable attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. For these purposes, the term "hazardous substances" means any substance which is or becomes designated as "hazardous" or "toxic" under any federal, state or local law. This indemnity will survive repayment of Borrower's obligations to Bank.

                  Upon demand by Bank, Borrower will defend any investigation, action or proceeding alleging the presence of any hazardous substance in any such location, which affects any of Borrower's property or operations or property leased to Borrower or which is brought or commenced against Bank, whether alone or together with Borrower or any other person, all at Borrower's own cost and by counsel to be approved by Bank in the exercise of its reasonable judgment. In the alternative, Bank may elect to conduct its own defense at the expense of Borrower.

14Waiver of Jury Trial. The parties to this Agreement acknowledge that jury trials often entail additional expenses and delays not occasioned by nonjury trials. The parties to this Agreement further agree and stipulate that a fair trial may be had before a state or federal judge by means of a bench trial without a jury. In view of the foregoing, and as a specifically negotiated provision of this Agreement, each party to this Agreement hereby expressly waives any right to trial by jury of any claim, demand, action or cause of action (1) arising under this Agreement or any other instrument, document or agreement executed or delivered in connection herewith, or (2) in any way connected with or related or incidental to the dealings of the parties hereto or any of them with respect to this Agreement or any other instrument, document or agreement executed or delivered in connection herewith, or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether sounding in contract or tort or otherwise; and each party hereby agrees and consents that any such claim, demand, action or cause of action shall be decided by court trial without a jury, and that any party to this Agreement may file an original counterpart or a copy of this section with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

                  This Agreement is executed as of the date stated at the top of the first page.

                               "Borrower"

                               AB PLASTICS CORPORATION, a California
                               corporation


                               By  /s/Geoffrey Gorman
                                   ---------------------------------------------

                                   Geoffrey Gorman, Chairman and Vice
                                   President
                                            [Printed Name and Title]


                               By  /s/Stephen A. Weiss
                                   ---------------------------------------------

                                   Stephen A. Weiss, Secretary
                                   ---------------------------------------------
                                            [Printed Name and Title]


                               Address where notices to Borrower are to be sent:

                               AB Plastics Corporation
                               15730 South Figueroa Street
                               Gardena, CA  90248
                               Attn:  Michael A. Gibbs

                               With a courtesy copy to:

                               Greenberg, Traurig, Hoffman
                                 Lipoff, Rosen & Quentel
                               Citicorp Center
                               153 East 53rd Street
                               New York, New York  10022
                               Attn:  Stephen A. Weiss, Esquire

                               "Bank"

                               THE SUMITOMO BANK OF CALIFORNIA


                               By  /s/David W. Shaw
                                   ---------------------------------------------

                                   David W. Shaw, Vice President
                                   ---------------------------------------------
                                            [Printed Name and Title]


                               Address where notices to Bank are to be sent:

                               The Sumitomo Bank of California
                               20100 Magnolia Street
                               Huntington Beach, California  92646
                               Attn:  Mr. David W. Shaw